Exhibit 10.21

BUSINESS FINANCING MODIFICATION AGREEMENT

This Business Financing Modification Agreement is entered into as of December 23, 2005, by and between AML Communications, Inc. (the “Borrower”) and Bridge Bank, National Association (“Lender”).

1.             DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Business Financing Agreement, dated July 8, 2004 by and between Borrower to Lender, as may be amended from time to time, (the “Business Financing Agreement”).  Capitalized terms used without definition herein shall have the meanings assigned to them in the Business Financing Agreement.

Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the “Indebtedness” and the Business Financing Agreement and any and all other documents executed by Borrower in favor of Lender shall be referred to as the “Existing Documents.”

2.             DESCRIPTION OF CHANGE IN TERMS.

A.            Modification(s) to Business Financing Agreement:

1)             The following defined terms are hereby added to Section 1.1, entitled “Definitions”:

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Equipment Loan 1 Advance” has the meaning set forth in Section 2.3 (a) hereof.

“Equipment Loan 2 Advance” has the meaning set forth in Section 2.3 (b) hereof.

2)             The following defined terms are hereby amended to read as follows:

“Credit Limit” means $2,023,514.41, of which (i) up to $1,000,000 may be used for Formula balances, (ii) $273,514.41 has been fully advanced under Equipment Loan 1 Advances, and (iii) up to $750,000.00 may be used for Equipment Loan 2 Advances, subject to Section 2.2 and 2.3.

“Equipment Advance” means an Equipment Loan 1 Advance, or an Equipment Loan 2 Advance, as set forth in Section 2.3 hereof.

2)             Section 2.3 is hereby amended in its entirety to read as follows:

2.3           Equipment Advances.

(a)           From the date of this Agreement through and including the date of this Business Financing Modification Agreement, Lender has made Equipment Advances to Borrower for an aggregate principal amount of $273,514.41 (the “Equipment Loan 1 Advances”). The unpaid principal balance of all Equipment Loan 1 Advances as of December 22, 2005 is $253,514.41, all of which shall be repaid in thirty-six (36) equal monthly installments of principal, plus all accrued Finance Charges, beginning on December 31, 2005, and continuing on the last day of each month thereafter until all of the Equipment Loan 1 Advances have been repaid in full.

(b)           Subject to the terms and conditions of this Agreement, from January 1, 2006 through the earlier of June 30, 2006 or the Termination Date, Borrower may request Equipment Advances of up to an aggregate principal amount of $750,000 to finance the acquisition of Equipment (each an “Equipment Loan 2 Advance”).  Each Equipment Loan 2 Advance shall not exceed 100% of the invoice price of Equipment approved by Lender from time to time.  On the last day of each month, Borrower shall pay Lender all accrued Finance Charges on all outstanding Equipment Loan 2 Advances during such month. Any Equipment

Loan 2 Advances outstanding on the earlier of (i) June 30, 2006 or (ii) the date that Borrower has requested Equipment Loan 2 Advances in an aggregate principal amount of $750,000 (the “Term Out Date”) shall be payable in thirty-six (36) equal monthly installments of principal, plus all accrued Finance Charges, beginning on the last day of the month after the Term Out Date (or on the Term Out Date if such date is the last day of the month) and continuing on the same day of each month thereafter until all of the Equipment Loan 2 Advances have been repaid in full.

(c)           Once the Equipment Loan 1 Advances and Equipment Loan 2 Advances are termed out, the Finance Charge Percentage for Equipment Loan 1 Advances and Equipment Loan 2 Advances shall be fixed at such rate effective as of December 31, 2005, or the Term Out Date, as applicable.  Equipment Advances may be prepaid, but may not be reborrowed.  If this Agreement is terminated prior to all Equipment Advances are paid in full, all outstanding principal balance plus all accrued Finance Charges of Equipment Advances shall be due immediately.

3.             CONSISTENT CHANGES.  The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4.             INTENTIONALLY OMITTED.

5.             NO DEFENSES OF BORROWER/GENERAL RELEASE.  Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness.  Each of Borrower and Guarantor (each, a “Releasing Party”) acknowledges that Lender would not enter into this Business Financing Modification Agreement without Releasing Party’s assurance that it has no claims against Lender or any of Lender’s officers, directors, employees or agents.  Except for the obligations arising hereafter under this Business Financing Modification Agreement, each Releasing Party releases Lender, and each of Lender’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Lender of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby.  Releasing Party waives the provisions of California Civil Code section 1542, which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest.  The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest.  The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Business Financing Modification Agreement and the Agreement, and/or Lender’s actions to exercise any remedy available under the Agreement or otherwise.

6.             CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents.  Except as expressly modified pursuant to this Business Financing Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect.  Lender’s agreement to modifications to the existing Indebtedness pursuant to this Business Financing Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness.  Nothing in this Business Financing Modification Agreement shall constitute a satisfaction of the Indebtedness.  It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing.  No maker, endorser, or guarantor will be released by virtue of this Business Financing Modification Agreement.  The terms of this paragraph apply not only to this Business Financing Modification Agreement, but also to any subsequent Business Financing modification agreements.

7.             REFERENCE PROVISION.

a.             The parties prefer that any dispute between them be resolved in litigation subject to a Jury Trial Waiver as set forth in the Loan Documents (defined below), but the California Supreme Court has held that pre-dispute Jury Trial Waivers not authorized by statute are unenforceable. This Reference Provision will be applicable until: (i) the California Supreme Court holds that a pre-dispute Jury Trial Waiver provision similar to that contained in the Loan Documents is valid or enforceable; or (ii) the California Legislature enacts a statute which becomes law, authorizing pre-dispute Jury Trial Waivers of the type in the Loan Documents and, as a result, such waivers become enforceable.  In addition, this Reference Provision, if not already applicable as otherwise provided herein, will become applicable, if a Court, contrary to a choice of law provision contained in the Loan Documents, holds that the laws of the State of California apply to the Loan Documents.

b.             Other than (i) nonjudicial foreclosure of security interests in real or personal property,  (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between Lender and the undersigned (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding.  Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where the real property, if any, is located or in a County or District where venue is otherwise appropriate under applicable law (the “Court”).

c.             The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties.  If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative).  A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.  The referee shall be appointed to sit with all the powers provided by law.  Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

d.             The parties agree that time is of the essence in conducting the reference proceedings.  Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within ninety (90) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

e.             The referee will have power to expand or limit the amount and duration of discovery.  The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever.  Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service.  All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

f.              Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding.  All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript.  The party making such a request shall have the obligation to arrange for and pay the court reporter.  Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

g.             The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California.  The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding.  The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication.  The referee shall issue a decision and pursuant to CCP §644 the referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court.  The final judgment or order or from any appealable decision or order entered by the referee shall be fully appealable as provided by law.  The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

h.             If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration.  The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time.  The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

i.              THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

8.             COUNTERSIGNATURE.  This Business Financing Modification Agreement shall become effective only when executed by Lender and Borrower.

BORROWER:		LENDER:

AML COMMUNICATIONS, INC.		BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Jacob Inbar	By:	/s/ Lee Shodiss

Name:	Jacob Inbar	Name:	Lee Shodiss

Title:	President & CEO	Title:	Senior Vice President